Exhibit 5.1

January 16, 2026

iSpecimen Inc.

8 Cabot Road, Suite 1800

Woburn, MA 08101

Re: iSpecimen Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 101,000,000 shares of common stock, par value $0.0001 per share (the “Conversion Shares”) issuable upon conversion of 6,875 shares of the Company’s Series C Convertible Non-Voting Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) of iSpecimen Inc., a Delaware corporation (the “Company”), purchased by the Selling Stockholders (as defined below) in a private placement transaction completed on December 31, 2025. All of the Conversion Shares are being registered on behalf of certain holders of the Company (the “Selling Stockholders”).

As counsel to the Company, we have examined the Registration Statement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Conversion Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the Conversion Shares, there will not have occurred any change in the law or the facts affecting the validity of the Conversion Shares.

Based upon and subject to the foregoing, we are of the opinion that the Conversion Shares have been duly authorized and, when issued upon conversion of the Series C Preferred Stock in accordance with the terms of the Company’s Certificate of Designation, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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